UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2016

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 7, 2016 the Board of Directors of MVP REIT, Inc., a Maryland corporation (“MVP”) approved taking all action necessary to list MVP’s common shares on the NASDAQ Global Market.  While MVP intends to pursue listing on Nasdaq expeditiously, there can be no assurance as to if or when its listing application will be approved and its common stock will begin to trade on Nasdaq.

Item 1.01 Entry Into a Material Definitive Agreement

On March 7, 2016, MVP along with MVP REIT II, Inc. (“MVPII”) executed a purchase agreement to sell real property located at 41 10th Street North, Minneapolis, Minnesota which consists of approximately 107,952 square feet and approximately 185 parking spaces (the “10th Street Lot”) for a purchase price of $5,800,000.  The purchase agreement provides that the buyer will pay approximately $1,740,000 in cash at the closing with the remaining approximately $4,060,000 being paid pursuant to a promissory note payable over a period of two years with interest only payments at a rate of 6.5% per annum.  The purchase is subject to a thirty day due diligence period.  In addition the property will be subject to a parking restriction agreement prohibiting the use as a paid public parking facility for a period of up to 20 years.

The 10th Street Lot along with the neighboring parking lot located at 1022 Hennepin Avenue, Minneapolis, Minnesota (the “Hennepin Lot”) was purchased on January 6, 2016 as part of a joint venture with MVPII through a newly formed limited liability company of which MVP owns 87.09%.  The total price for the two lots was approximately $15,495,000, plus closing costs, of which our share was approximately $13,495,000 plus our share of closing costs.   MVP anticipates no gain or loss will be recognized on the sale of the 10th Street lot.  There can be no assurance when and if this sale will be completed.

Item 1.01 Entry Into a Material Definitive Agreement

In addition, MVP, through a subsidiary entity, entered into a purchase agreement effective as of March 9, 2016 to purchase a parking lot for approximately $5,675,000 in cash.  It is anticipated that MVP will joint venture with MVPII and that MVPII will own an approximate 10% interest in the subsidiary entity.

The parking lot is located in Cleveland, Ohio (the “lot”).   The lot consists of approximately 274 parking spaces.  It is anticipated that the lot will be leased to a national parking lot operator on terms to be negotiated.  The purchase is subject to satisfactory review and due diligence.  It is anticipated that the purchase will close in approximately 45 days, however, there can be no assurance when and if this acquisition will be completed.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2016 the Board of Directors appointed Dan Huberty as its new President.

Since January 2015, Mr. Huberty has been the Vice President at JNL Parking, in charge of sales and acquisitions.   In addition, since July 2015, he has served as Vice President of Parking Operations for MVP .

Prior to his position at JNL Parking, Mr. Huberty served as Senior Vice President of Sales for Central Parking from October 2011 to September 2012.  Then from October 2012 till November 2014, he served as Executive Vice President of Operations for SP +, where he oversaw the southern division for the company after helping complete the sale and integration of Central Parking.  Prior to that, from July 2009 to September 2011, Mr. Huberty served as a Vice President for Clean Energy Fuels, the largest provider of Compressed Natural Gas in the Country.   Mr. Huberty also spent 16 years, from August 1993 to June 2009, with increasing responsibility over operations and sales within the Parking Division at ABM Industries as a Vice President, where he built and ran the sales team for his last two years with ABM.  Mr. Huberty received his BBA from Cleveland State University and his MBA from the University of Phoenix, and currently serves as a State Representative in the State of Texas.

Also on March 7, 2016 the Board of Directors accepted the resignation of Lance Bradford as its President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2016

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress
Chief Financial Officer